Investor Contact:                        Press Contact:
Suzanne Park                            Eric Nash
Stamps.com Investor Relations                Stamps.com Public Relations
(310) 482-5830                        (310) 482-5942
invrel@stamps.com                        enash@stamps.com

STAMPS.COM DOUBLES CURRENT SHARE REPURCHASE PROGRAM TO $120 MILLION
El Segundo, CA – March 2, 2021 – Stamps.com® (Nasdaq: STMP) today announced that on February 26, 2021, the Company increased its current share repurchase plan in response to increased market volatility. The amended plan may repurchase up to $120 million of stock through the plan's expiration in August 2021, versus the previously authorized amount of up to $60 million.

For more information, please visit https://investor.stamps.com or call Stamps.com Investor Relations at (310) 482-5830.

About Stamps.com
Stamps.com (NASDAQ: STMP) is the leading provider of postage online and shipping software solutions to customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia®, Metapack®, ShipEngine®, ShippingEasy®, ShipStation® and ShipWorks®. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.

Share Repurchase Timing
The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on factors including market conditions and the Company’s compliance with the covenants in its Amended and Restated Credit Agreement. Share repurchases may be made from time to time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts, and may relate to future events or the Company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions. Important factors which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2020. Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the Company’s ability to control or predict. Copies of these filings may be obtained by visiting our investor relations website at www.stamps.com or the SEC’s website at www.sec.gov. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Trademarks

Stamps.com, the Stamps.com logo, Endicia, Metapack, ShipEngine, ShippingEasy, ShipStation and ShipWorks are registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names used in this release are the property of their respective owners.